Exhibit 16.1

February 14, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Goodman Networks Incorporated included under Changes in Accountants of its Form S-4 dated February 14, 2013. We agree with the statements concerning our firm in such document.

Yours truly,

/s/ BKD, LLP